Cross Border Resources Inc 10-K

Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K for the year ended December 31, 2013, of Cross Border Resources Inc. (the  “Report”). We hereby further consent to the inclusion in the Report of estimates of oil and gas reserves contained in our report dated April 3, 2014 as an exhibit to the Report. We further consent to the incorporation by reference thereof into Doral Energy Corp.’s Registration Statement on Form S-8 (Registration No. 333-168724 and No. 333-159480) and Cross Border Resources, Inc.’s Registration Statement on Form S-1 (Registration No. 333-175761).

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas

April 15, 2014